Exhibit 99.1

VeriSign Reports Fourth Quarter and Full Year 2006 Results

MOUNTAIN VIEW, CA - January 31, 2007 - VeriSign, Inc. (Nasdaq: VRSN), the leading provider of intelligent infrastructure for the networked world, today reported financial results for the fourth quarter and year ended December 31, 2006.

Q4 2006 Financial Results

VeriSign reported total revenue of $413 million for the fourth quarter of 2006. VeriSign ended the fourth quarter with Cash, Cash Equivalents, Restricted Cash and Short-term Investments of $749 million and deferred revenue of $614 million.

2006 Financial Results

For the year ended December 31, 2006, VeriSign reported total revenue of $1.58 billion, compared to $1.61 billion for 2005. The year over year decrease reflects a decline in mobile content revenues in the first half of the year.

“We enter 2007 with a strong portfolio of services that advances our mission of being in the center of the world’s networked interactions,” said Stratton Sclavos, Chairman and Chief Executive Officer of VeriSign. “We are now focused on addressing the needs of our global customer base as they transform their businesses to a next generation digital world.”

“We faced some challenges to top line growth in 2006, namely the divestiture of the payment gateway business and some instability in the mobile content business in the first half of the year,” said Dana Evan, Chief Financial Officer of VeriSign. “Overall, we are pleased with our results and are well-positioned for 2007 with a strong balance sheet, excellent operating cash flows and nearly $750 million in cash and short-term investments.”

VeriSign is not providing detailed GAAP or non-GAAP financials for the quarter and year ended December 31, 2006 due to the previously announced review and analysis of VeriSign’s historical stock option grants being conducted by an ad hoc group of independent Directors. The ad hoc group’s review and analysis has been substantially completed. The review did not find intentional wrongdoing by any current member of the senior management team.

VeriSign has determined that it must restate its historical financial statements for the years and interim periods from 2002-2005 and for the first quarter of 2006 to record additional non-cash, stock-based compensation expense related to past stock option grants. Based on the findings to date, VeriSign believes the non-cash charges to the financial statements for the periods 2002-2005 will be less than $200 million. VeriSign expects to complete its restatement of financial statements for all affected periods in the near future.

During the fourth quarter, VeriSign announced that the Department of Commerce gave final approval to the .com agreement between VeriSign and the Internet Corporation for Assigned Names and Numbers

(ICANN). The agreement outlines rules and processes for introducing new services while promoting the security and safety of the Internet and providing for continued investment in the infrastructure.

VeriSign also announced the issuance of Extended Validation (EV) SSL Certificates. These new certificates support Microsoft’s IE7 and Vista operating system and help to increase consumer confidence when visiting Web sites by providing a visual cue, a green browser bar, that these sites are who they claim to be and that online transactions with these sites are secured by encryption.

In December, VeriSign announced that UK television broadcaster, Channel 4, integrated VeriSign’s peer-to-peer solution to power its new Internet video on-demand service, making Channel 4 one of the first major broadcasters and the third large network customer for this solution in the UK. VeriSign’s peer-to-peer broadband technology enables the secure delivery of Internet video, reduces the time it takes to download video content and produces a superior user experience.

Additional highlights from the quarter include the acquisition in November of inCode Wireless for approximately $52 million in cash and assumed debt. With a focus on next generation mobility solutions, inCode provides strategy consulting services to major wireless, wire line, cable operator and telecom equipment manufacturers, as well as leading enterprises.

Additional Financial Information

•	VeriSign ended the fourth quarter with Cash, Cash Equivalents, Restricted Cash and Short-term Investments of $749 million.

•	Deferred revenue on the balance sheet was $614 million as of December 31, 2006, an increase of more than $100 million from the prior year.

•	Net days sales outstanding (Net DSO), which takes into account the change in deferred revenue balances, was 48 days for Q4, down from the 50 days recorded in Q3.

•	During 2006, VeriSign repurchased approximately 6.4 million shares of its common stock for a net purchase price of $135 million. In 2006, VeriSign acquired seven companies totaling $648 million. At the end of Q4, VeriSign had an outstanding balance of $199 million under its previously announced $500 million credit facility established in June of 2006.

•	Capital expenditures for the fourth quarter of 2006 were approximately $40 million. For 2006, capital expenditures were $142 million.

•	Earlier this month VeriSign announced a new functional business structure designed to better serve our customers’ needs and streamline the company’s operations. Under the new operating structure, VeriSign’s three previous business units will be combined to deliver an integrated portfolio through a unified sales and service team across multiple industries. The company’s two main functional units will be Sales and Consulting Services and Products and Marketing.

•	In January 2007, VeriSign settled the shareholder class action lawsuit filed in 2002 against the company and certain current and former directors and officers. The settlement also resolved a related shareholder derivative suit filed against certain current and former officers and directors in which the company was a nominal defendant. Under the terms of the settlement, liability insurers for VeriSign paid $80 million in settlement of the lawsuits. The payment has no impact on VeriSign’s financial position or results of operations, as the settlement amount is within applicable insurance limits.

Internet Services Group

•	The Internet Services Group (ISG) - which includes VeriSign Security Services (VSS) and VeriSign Information Services (VIS) - delivered $205 million of revenue in the fourth quarter of 2006.

•	The VeriSign Web site certificate business issued approximately 221,000 new and renewal certificates in Q4, ending the quarter with a base of more than 807,000 certificates, up from 781,000 at the end of the third quarter of 2006. The installed base excluding the GeoTrust certificates was 548,000 at the end of the fourth quarter, equating to growth of 12% year over year.

•	The VeriSign Information Services business ended the quarter with approximately 65 million active domain names in .com and .net, a net increase of approximately 3.6 million names, up 6% over Q3 and 30% year over year.

Communications Services Group

•	VeriSign Communications Services (VCS) Group - which provides intelligent communications, commerce and content services to telecommunications carriers and next generation service providers - delivered revenues of $208 million in the fourth quarter of 2006.

•	Within VCS, the Communications and Commerce group generated revenues of $113 million, including $17 million from Messaging services.

•	The Content group generated revenues of $90 million, which includes $72 million for Jamba/Jamster B2C services and $18 million from B2B services.

•	Consulting services from inCode Wireless generated revenue of $5 million in Q4.

•	VeriSign Communications Services Group ended Q4 with a base of approximately 10.4 million wireless billing customer subscribers, an increase of approximately 33% year over year.

•	The VCS business supported 16 billion database queries in Q4 2006, relatively flat year over year.

•	News Corporation and VeriSign finalized a joint venture today that combines Jamba and Fox Mobile Entertainment assets. VeriSign received approximately $188 million for the sale of a controlling interest in Jamba. VeriSign’s 49% minority interest in the joint venture will be reported net of tax as Other Income below the Operating Income line in our future income statements.

Today’s Conference Call

VeriSign will host a live teleconference call today at 2:00 pm (PST) to review the quarter’s results. The call will be accessible by direct dial at (800) 289-0544 (US) or (913) 981-5533 (international). A listen-only live web cast of the earnings conference call will also be available at http://investor.verisign.com. A replay of this call will be available at (888) 203-1112 (passcode: 2572145) or (719) 457-0820 (passcode: 2572145 - international) beginning at 5:00 pm (PST) on January 31 and will run through February 6. This press release and the financial information discussed on today’s conference call are available on the Investor Relations section of the VeriSign website at http://investor.verisign.com.

About VeriSign

VeriSign, Inc. (Nasdaq: VRSN), operates intelligent infrastructure services that enable and protect billions of interactions every day across the world’s voice and data networks. Additional news and information about the company is available at www.verisign.com.

Contacts

Investor Relations: Nancy Fazioli, ir@verisign.com, 650-426-5146

Media Relations: Lisa Malloy, pr@verisign.com, 202-270-7600

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Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as increasing competition and pricing pressure from competing services offered at prices below our prices and market acceptance of our existing services, the inability of VeriSign to successfully develop and market new services and the uncertainty of whether new services as provided by VeriSign will achieve market acceptance or result in any revenues and the risk acquired businesses will not be integrated successfully and unanticipated costs of such integration. In addition, the risks include the risk that VeriSign may be unable to complete its restatement of financial results for the affected periods as stated in the press release, the risk that proper accounting of the adjustments to the Company’s financial statements as finally determined by the Board, KPMG LLP and/or the SEC may differ from the accounting treatment upon which the assumptions and forward looking statements in this announcement are based; uncertainty regarding the tax treatment of any adjustments to the Company’s financial statements; uncertainty that the Nasdaq Listing Qualifications Panel will grant a favorable decision regarding a possible delisting of the Company’s common stock, and, if an unfavorable decision is rendered, VeriSign’s common stock will no longer continue to remain listed on the Nasdaq Global Market; the risk that the settlement in the shareholder securities class action litigation may not receive final approval from the court; the risk that the matters described in this press release could divert management’s attention from operations; and the fact that expenses arising from the independent review and SEC inquiry, the restatement, related litigation and other associated activities are expected to be significant. The Company has obtained an extension of time from the Nasdaq Listing Qualifications Panel up to and including February 12, 2007 to file its Form 10-Q for quarterly reports on Form 10-Q for the third and fourth quarters of 2006. If the Company is unable to file its quarterly reports by that date, it intends to seek an additional extension of time from the Nasdaq Listing and Hearings Review Counsel. More information about potential factors that could affect the company’s business and financial results is included in VeriSign’s filings with the Securities and Exchange Commission, including in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and quarterly reports on Form 10-Q. VeriSign undertakes no obligation to update any of the forward-looking statements after the date of this press release.

VERISIGN, INC. AND SUBSIDIARIES

Schedule of Consolidated Revenue by Segment from Continuing Operations

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
		As Restated (1)	As Restated (1)	As Restated (1)
Revenue:
Internet Services Group	$204,495	$172,834	$763,680	$633,784
Communication Services Group	208,150	216,294	816,486	978,790

Total revenue	$412,645	$389,128	$1,580,166	$1,612,574

VERISIGN, INC. AND SUBSIDIARIES

Schedule of Cash and Cash Equivalents and Investments

(In thousands)

(unaudited)

	December 31, 2006	December 31, 2005
		As Restated (1)
Cash and cash equivalents	$500,760	$476,826
Short-term investments	198,656	378,006
Restricted cash and investments	49,437	50,972

Total cash	$748,853	$905,804

VERISIGN, INC. AND SUBSIDIARIES

Schedule of Deferred Revenue

(In thousands)

(unaudited)

	December 31, 2006	December 31, 2005
	As Restated (1)	As Restated (1)
Short-term	$454,947	$371,566
Long-term	159,022	127,175

Total deferred revenue	$613,969	$498,741

(1)	All periods affected by the restatement have been classified as restated.